Exhibit 99.1

BriteSmile Completes the Sale of Its Associated Center Business for $35 Million

WALNUT CREEK, Calif., March 14 /PRNewswire-FirstCall/ -- BriteSmile, Inc. (Nasdaq: BSML) today announced completion of the sale to Discus Dental, Inc. of that part of BriteSmile’s business consisting of offering teeth-whitening procedures and products through existing independent dental offices known as BriteSmile Professional Teeth Whitening Associated Centers -- its Associated Center Business. Through the Associated Center Business, teeth whitening procedures are performed by independent dentists using BriteSmile’s teeth-whitening technology in approximately 5,000 Associated Centers located in the United States and in more than 75 countries worldwide. The sale also includes substantially all of BriteSmile’s intellectual property, consisting of patents, patent applications, trademarks and copyrights.

Under the terms of the Asset Purchase Agreement, Discus Dental paid approximately $35 million for the Associated Center Business and intellectual property and the settlement of litigation proceedings pending between the parties and assumed certain operating liabilities of the Company relating to the Associated Center Business.

The sale did not include BriteSmile’s Spa Center Business, consisting of its Professional Teeth Whitening Centers currently operating in 15 cities throughout the United States. Previously, BriteSmile announced that it had entered into a purchase agreement with Dental Spas LLC, of Fairfield, Iowa, pursuant to which Dental Spas has agreed to acquire the Spa Centers Business, including the right to operate BriteSmile-branded centers worldwide. BriteSmile presently anticipates that this transaction will close in April, 2006.

BriteSmile has developed and markets the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Spa Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. For more information about BriteSmile’s procedures, call 1-800-BRITESMILE or visit the Company’s Website at http://www.britesmile.com .

This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company’s most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward- looking statements.

SOURCE  BriteSmile, Inc.
    -0-                             03/14/2006
    /CONTACT:  investors, Kenneth A. Czaja, CFO, +1-925-941-6260, or media,
Chris Edwards, +1-925-279-2926, both for BriteSmile, Inc./
    /Web site:  http://www.britesmile.com /
    (BSML)